Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO’S FIRST QUARTER EARNINGS REMAIN HIGH;

2004 DRILLING PACE SHOULD SET RECORD

BENCHAMAS FIELD FACILITIES UPGRADE COMPLETED ON SCHEDULE;

THAILAND PRODUCTION RETURNS TO NORMAL, GROWTH EXPECTED

Quarterly Dividend Declared

HOUSTON, TX – April 27, 2004 – First quarter 2004 net income of Pogo Producing Company (“PPP” – NYSE) was $71,640,000, or $1.13 per share, on revenues of $307,882,000, compared to first quarter 2003 net income of $88,477,000, or $1.45 per share, on revenues of $312,673,000.  Discretionary cash flow in the first quarter of 2004 was $177,777,000, down from $195,341,000 in the same quarter of 2003.  Net cash provided by operating activities during the first quarter was $221,069,000, compared to $223,975,000 in the same quarter of 2003.

Pogo’s Chairman and Chief Executive Officer, Paul G. Van Wagenen said, “The Benchamas field facilities upgrade was completed on schedule during the first quarter, raising the production capacity ceiling for the field facilities.  Normal hydrocarbon production in Thailand has now been restored and is expected to begin building as new wells and platforms are added in 2004 and 2005.  As was previously projected, Pogo’s first quarter production volumes were necessarily impacted during the facilities upgrade but the long-term result will be to raise the capacity for crude oil and natural gas throughput, a very positive outcome.”

Mr. Van Wagenen noted, “Although Thailand’s production was temporarily shut down, Pogo’s first quarter volumes throughout the rest of the company were excellent.  Combined with continuing strong energy prices, Pogo’s first quarter income and cash flow were very good.”

The chief executive continued, “Pogo enjoyed its most active drilling year ever in 2003 with 248 gross wells drilled.  This year the budget calls for 300 wells and we are already ahead of schedule in the first quarter.  At quarter-end, Pogo had drilled 55 new wells, with 40 more being drilled, completed or tested.  With an inventory of so many good projects, 2004 has exciting potential for Pogo.”

In the first quarter of 2004, the company produced a daily average of 54,245 barrels of liquid hydrocarbons, including crude oil, condensate and plant products, down from an average of 67,602 barrels per day produced during the first quarter of last year.  Meanwhile, Pogo produced 299.6 million cubic feet of natural gas per day (mmcf/d), down just slightly from 304.8 mmcf/d produced during the first quarter of 2003.

Natural gas prices averaged $4.79 per thousand cubic feet (mcf) in the 2004 first quarter, up from $4.67 per mcf in the same quarter of 2003.  Average oil and condensate prices also rose, to $35.13 per barrel, up from $32.14 per barrel in the same quarter of last year.

THE GULF OF THAILAND

Eleven first quarter Gulf of Thailand wells were drilled and each was successfully completed.  Eight of those 11 wells were development wells drilled on the “H” platform in the Tantawan field.  The rig then moved to Benchamas “F” platform and successfully drilled the first three of 11 planned development wells at that important location.

The first of five new platforms in the fabrication yards was completed and placed in the water at Jarmjuree field.  That platform should be fully developed and the field brought to productive status later this year.  Four more platforms will be finished and placed in various locations in Benchamas and the Benchamas North fields within the next 90 days.  Continuous development drilling on those new platforms will take place during the rest of the year.

PRODUCTION GUIDANCE

Last quarter, Pogo’s public guidance relative to 2004 production volumes reflected a 6½% drop from Pogo’s all-time high 2003 production rates.  That January projection was predicated upon an assumption of no significant 2004 property acquisitions, and was based on several factors including the planned first quarter shut-in of Benchamas field facilities, as well as normal company-wide production declines that include, for the first time, some decline in Pogo’s large Gulf of Mexico Main Pass Block 61/62 field.

Mr. Van Wagenen commented, “The facilities upgrade in Thailand is now behind us, and there were no unforeseen complications.  With the first quarter completed, it now appears to us that the full-year 2004 company-wide average equivalent production of hydrocarbons should reach within 3% of Pogo’s record 2003 levels.  Absent any 2004 property acquisitions, and we are actively seeking and hoping to complete one or more significant acquisitions this year, Pogo now expects to average about 59,000 barrels per day of liquid hydrocarbons production, including crude oil, condensate and plant products, and about 325 mmcf/d of natural gas production this year.  That is 11% lower than 2003 daily average production of oil and other liquid hydrocarbons, but 9% higher for natural gas.”  Mr. Van Wagenen added, “We always aim to grow production, and we will do all we can during the remainder of this year to close that 3% gap.”

THE GULF OF MEXICO

Several of Pogo’s important Gulf of Mexico projects showed meaningful progress during the first quarter.  Two development wells at Main Pass Block 68, the No. 2 and No. 3, were drilled to develop that recent discovery.  With three wells now completed, the block should begin producing in June at combined initial rates of 15-18 mmcf/d.  Pogo owns 100% of Main Pass Block 68.

Eugene Island Block 280, in which Pogo is the operator and a 50% owner, moved toward its planned August initial production of about 15 mmcf/d.  Elsewhere, at East Cameron Block 335, a historically significant Gulf of Mexico producing block that has been on stream since 1977, demonstrated its value once again in the first quarter.  In 27 years of production, the East Cameron Blocks 334/335 complex has already produced over 660 billion cubic feet of natural gas and 3.6 million barrels of oil.  Pogo, as a 60% owner, drilled a new exploratory well, the East Cameron Block 335 No. A-11, to a previously untested fault-block.  That new well is now producing about 12 mmcf/d gross (6 mmcf/d net to Pogo’s revenue interest).

On March 17, Pogo was the high bidder on 15 new federal OCS leases in the Gulf of Mexico.  Pogo’s bids were largely based upon its newly acquired 3-D seismic data.  Depending upon the timing of the final award of these leases by the Minerals Management Service, drilling could begin on certain of those leases later this year.

THE ONSHORE DIVISIONS

In the Permian Basin, Pogo drilled 22 first quarter wells without a single dry hole.  As the quarter ended, there were 17 additional Permian Basin wells in various stages of drilling, testing or completing.  Four of the 22 successful wells are located in Pogo’s 100%-owned West Means field in Andrews County, Texas.  Each of the four tested at rates ranging from 70 to 130 barrels of crude oil per day.  Four or five additional West Means development wells are slated for second quarter drilling.  During the second half of 2004, Pogo plans to drill 18 injection wells in West Means, beginning a secondary recovery waterflood program.

Pogo owns approximately 70% interest in various leases in Schleicher County, Texas, in the Eldorado, Cody Bell and Sixty Seven fields.  The company drilled four first quarter wells at Eldorado which tested at rates ranging from 67 to 151 barrels per day.  During the balance of this year, Pogo plans to drill 17 more development wells in those same fields targeting the Wolfcamp, Canyon, Clearfork and San Angelo sands.

In the 60%-owned Permian Basin (Eddy County, New Mexico) Seven Rivers (Morrow) field, Pogo drilled the Seven Rivers 20 Com-No. 1 well which is now producing 2.1 mmcf/d. More Seven Rivers field drilling is planned for later this year.

In the onshore Gulf Coast region, 12 first quarter wells were drilled, 11 of which were successfully completed as producers.  Noteworthy among those 11 successes were six Los Mogotes field wells in Zapata County, Texas, approximately 70%-owned by Pogo, including the Haynes Nos. 107 and 108 wells, each of which tested about 6 mmcf/d of natural gas from the Lower Asche horizon.  In the same field, the newly drilled 50%-owned Cassin No. A-1 is producing 8 mmcf/d from the Lobo.  Just next door to Los Mogotes, in the 100%-owned South Hundido area, Pogo drilled the Vegara No. 2, encountering 60 feet of Lower Asche pay.

In Pogo’s 14%-owned Madden field in the Wind River Basin of central Wyoming, four successful first quarter Lower Fort Union horizon (LFU) wells were drilled.  Thirteen additional wells were in various stages of being drilled or completed at quarter-end, mostly targeting the LFU, but one well will be exploring the potentially significant Frontier horizon.  That Frontier No. 1-6 exploratory well is expected to reach its total drilling depth of about 20,800 feet by July.

HUNGARY

Development drilling on the Szolnok area discovery structure is underway.  The fourth-quarter discovery well, the Szolnok No. 2, was located in the southernmost reaches of an 1,100-acre structure that lies within a 5,700-acre stratigraphic feature.  Development drilling will be designed to test the northern limits of that structure, as well as a different structure lying within that same stratigraphic event.

Early in the third quarter, Pogo plans to acquire about 64,000 acres of new 3-D seismic data in the Koros region of the Szolnok license area.  The company hopes to launch a 2005 exploratory drilling program in Koros once the new data is analyzed.

OTHER INTERNATIONAL AREAS

A second quarter exploration well is planned on Pogo’s 40%-owned license No. 13/98 in the Denmark North Sea, testing a Jurassic target near the eastern edge of the Danish Central Graben.

Pogo plans to accelerate seismic acquisition on its newly awarded licenses in the Taranaki Basin, offshore New Zealand.  The new licenses measure over one million acres.  That seismic shoot could begin as early as the fourth quarter of this year.

SHAREHOLDERS’ RIGHTS PLAN EXTENDED

Pogo also announced that on April 26, 2004, its Board of Directors approved an amendment extending the expiration date of its shareholders’ rights plan to April 25, 2014.  The plan has been in place for ten years, and was slated for expiration absent this extension.  The text of the amendment will be filed shortly with the Securities and Exchange Commission.

QUARTERLY DIVIDEND DECLARED

The Board of Directors has declared a cash dividend of $0.05 (five cents) per share of common stock, to be paid on May 28, 2004 to shareholders of record on May 14, 2004.

	Three Months Ended March 31,
	2004	2003
Natural gas
Price per Mcf	$4.79	$4.67
Production (sales), Mcf per day	299,633	304,750
Crude oil and condensate
Price per barrel	$35.13	$32.14
Production, barrels per day	49,733	63,083
Sales, barrels per day	51,997	60,108
Total liquids
Production, barrels per day	54,245	67,602
Sales, barrels per day	56,509	64,627

A summary of unaudited results follows, stated in thousands, except per share amounts:

Revenues:
Oil and gas	$307,327	$311,786
Other	555	887
	$307,882	$312,673

Income before cumulative effect of change in accounting principle	$71,640	$92,643
Cumulative effect of change in accounting principle	—	(4,166)
Net income	$71,640	$88,477

Earnings (loss) per share:
Basic -
Income before cumulative effect of change in accounting principle	$1.13	$1.52
Cumulative effect of change in accounting principle	—	(0.07)
Net Income	$1.13	$1.45

Diluted -
Income before cumulative effect of change in accounting principle	$1.12	$1.44
Cumulative effect of change in accounting principle	—	(0.07)
Net income	$1.12	$1.37

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt.  This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting.  Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity.  The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.  Other companies may define discretionary cash flow differently.  A reconciliation to net cash provided by operating activities is shown below:

Net cash provided by operating activities	$221,069	$223,975
Remove changes in operating assets and liabilities	(51,763)	(30,466)
Add back exploration expenses	8,471	1,832
Discretionary cash flow	$177,777	$195,341

Net cash used in investing activities	$(114,265)	$(82,243)
Net cash used in financial activities	$(97,367)	$(131,389)

* * *

Pogo Producing Company explores for, develops and produces oil and natural gas.  Headquartered in Houston, Pogo owns interests in 82 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas (93 lease blocks if, and when, the lease blocks on which Pogo was the high bidder at the March 17, 2004 federal OCS lease sale are awarded to Pogo). Pogo also owns approximately 804,000 gross leasehold acres in major oil and gas provinces in the United States, approximately 687,000 gross acres in the Gulf of Thailand, approximately 764,000 gross acres in Hungary, approximately 81,000 gross acres in the Denmark North Sea and 1,014,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP”.

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.

There will be a financial analyst teleconference call on Tuesday, April 27, 2004 at 2:30 p.m. CDT.  The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com.  A rebroadcast will be available at that website through July 22, 2004. Microsoft Media Player is required to access the webcast.  It can be downloaded from www.microsoft.com/windows/mediaplayer.